EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement(Post-Effective Amendment No. 1 to Form S-3) and related Prospectus of Cypros Pharmaceutical Corporation for the registration of 33,250 shares of its common stock and to the incorporation by reference therein of our report dated August 21, 1997 (except Note 5, as to which the date is October 9, 1997), with respect to the financial statements of Cypros Pharmaceutical Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 1997, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP


San Diego, California
December 22, 1997